EXHIBIT 5.1


                             ALBRIGHT & BLUM, P. C.
                                ATTORNEYS AT LAW

                       17337 Ventura Boulevard, Suite 208
                            Encino, California 91316
                     Ph. (818) 789-0779 o Fax (818) 235-0134
                              www.albrightblum.com

                                February 19, 2008



PROGRESSIVE TRAINING, INC.
17337 Ventura Boulevard, Suite 208
Encino, CA 91316
Attention: Buddy Young

Re:      Progressive Training, Inc. (the "Company")
         Form 10-12G/A ("Fourth Amendment")
         Date of Original Filing, June 13, 2007: Date of Filing of First Amendment, October 9, 2007; Date of Filing of Second Amendment, December 10, 2007; Date of Filing of Third Amendment, January 8, 2008 SEC File No.: 000-52684

Gentlemen:

I have acted as counsel to Progressive Training, Inc., a Delaware corporation (the "Company"), in connection with the filing of the Fourth Amendment to Registration Statement on Form 10 (the "Fourth Amendment") under the Securities Exchange Act of 1934, as amended (the "Act"), relating to the registration of the Company as a Section 12(g) company under that Act. For the purpose of this opinion, the term "Shares" shall include shares of common stock, par value $.001 per share of the Company which are outstanding. This opinion is being provided at your request for use in the Fourth Amendment.

In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of all documents submitted as copies. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of laws I considered relevant, and subject to the limitations and qualifications of this opinion, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

ALBRIGHT & BLUM, P.C.

Securities & Exchange Commission
February 19, 2008
Page 2


The laws covered by this opinion are limited to the present federal law of the United States and the present Delaware General Corporation Law, including statutory provisions, all applicable provision of the Delaware Constitution and reported judicial decisions interpreting those laws. I express no opinion herein concerning any laws of any other jurisdiction and no opinion regarding statutes, administration decisions, rules, regulations or requirement of any country, municipality, subdivision or local authority of any jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Fourth Amendment and further consent to the use of my name wherever appearing in the Fourth Amendment, including the prospectus constituting a part thereof and any amendments thereto.


                                        Sincerely,


                                        /s/ L. Stephen Albright
                                        ----------------------------
                                        L. STEPHEN ALBRIGHT, Esq.